                                                             File No. 70-8693

                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549
                             Post-Effective Amendment No. 3
                                           to
                                        FORM U-1

                               APPLICATION OR DECLARATION
                                          under
                     THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                           ***
                          AMERICAN ELECTRIC POWER COMPANY, INC.
                         1 Riverside Plaza, Columbus, Ohio 43215

                                 AEP GENERATING COMPANY
                         1 Riverside Plaza, Columbus, Ohio 43215

                                APPALACHIAN POWER COMPANY
                     40 Franklin Road, S.W., Roanoke, Virginia 24011

                             COLUMBUS SOUTHERN POWER COMPANY
                      215 North Front Street, Columbus, Ohio 43215

                             INDIANA MICHIGAN POWER COMPANY
               One Summit Square, P. O. Box 60, Fort Wayne, Indiana 46801

                                 KENTUCKY POWER COMPANY
                      1701 Central Avenue, Ashland, Kentucky 41101

                                 KINGSPORT POWER COMPANY
                     40 Franklin Road, S. W. Roanoke, Virginia 24011

                                   OHIO POWER COMPANY
                     301 Cleveland Avenue, S. W., Canton, Ohio 44701

                                 WHEELING POWER COMPANY
                     51 Sixteenth St., Wheeling, West Virginia 26003
                    (Name of company or companies filing this state-
                   ment and addresses of principal executive offices)
                                           ***
                          AMERICAN ELECTRIC POWER COMPANY, INC.
                         1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company parent
                             of each applicant or declarant)
                                           ***
                                  A. A. Pena, Treasurer
                       AMERICAN ELECTRIC POWER SERVICE CORPORATION
                         1 Riverside Plaza, Columbus, Ohio 43215

                    John F. DiLorenzo, Jr., Associate General Counsel
                       AMERICAN ELECTRIC POWER SERVICE CORPORATION
                         1 Riverside Plaza, Columbus, Ohio 43215
                       (Names and addresses of agents for service)




       American Electric Power Company, Inc. ("American"), AEP Generating Company ("Generating"), Appalachian Power Company ("Appalachian"), Columbus Southern Power Company ("Columbus"), Indiana Michigan Power Company ("Indiana"), Kentucky Power Company ("Kentucky"), Kingsport Power Company ("Kingsport"), Ohio Power Company ("Ohio") and Wheeling Power Company ("Wheeling") (collectively, "the Companies") propose to amend their Application/Declaration on Form U-1, as amended, in File No. 70-8693. Generating, Appalachian, Columbus, Indiana, Kentucky, Kingsport, Ohio and Wheeling are collectively referred to herein as Operating Companies.
       1. The last sentence in the third paragraph under the caption Notes to Banks and Commercial Paper is hereby restated to read as follows:
       It is anticipated that, if this Application or Declaration relating to short-term bank borrowings through December 31, 2003 is granted as requested, American, Appalachian, Columbus, Generating, Indiana, Kentucky, Kingsport, Ohio and Wheeling will be authorized, or otherwise permitted under Section 6(b), as the case may be, to borrow, in the aggregate, amounts not to exceed $2,135,000,000 at any one time.

       2. The fourth paragraph under the caption Notes to Banks and Commercial Paper in ITEM l. DESCRIPTION OF TRANSACTIONS is amended by restating such paragraph in its entirety as follows:
              Notes to be issued to banks pursuant to the Credit Arrangements will mature not more than 270 days after the date of issuance or renewal thereof. Notes will bear interest at either (a) a fixed rate agreed to by the borrower and the lender but in no event greater than the prime rate prevailing on the date of such borrowing or (b) a floating rate based on the higher of the lender's prime rate or 1/2 of 1% per annum
       above the Federal Funds Rate.   Credit Arrangements with the
       banks generally require the payment of a commitment fee. Facility fees for shared lines of credit or revolving credit obligations are generally borne by American and participating subsidiaries in proportion to their respective projected maximum need for such credit facilities.

       3. Paragraph B in ITEM l. DESCRIPTION OF TRANSACTIONS is amended by restating such paragraph in its entirety as follows:

              American requests authorization herein to guarantee from time to time through December 31, 2003 on behalf of its wholly-owned subsidiary American Electric Power Service Corporation ("AEPSC") up to $40,000,000 principal amount of short-term indebtedness through the issuance and sale of notes to banks (the "Short-Term Notes") as funds may be required with terms similar to those contained in the proposed forms of Agreements attached as Exhibits A-1 and A-2; provided that the aggregate amount of such guarantees shall not exceed $40,000,000 at any one time outstanding. Notes will bear interest at either (a) a fixed rate based on the effective cost of money for unsecured prime commercial bank loans prevailing on the date of such borrowing or (b) a floating rate based on the higher of the lender's prime rate or 1/2 of 1% per annum above the Federal Funds Rate. In order to induce a lender to purchase the Short-Term Notes from AEPSC, American proposes to unconditionally guarantee to pay any lender the amounts due and unpaid by AEPSC.

       4. Paragraph C under the caption ITEM l. DESCRIPTION OF TRANSACTIONS is amended by adding the following sentences: None of the proceeds of the securities issued by American under the authority granted in this matter will be used for investments in EWG's and FUCO's except as authorized for American under Release No. 35-26864. None of the proceeds of the securities issued by the Operating Companies under the authority granted in this matter will be used for investments in EWG's and FUCO's.

       5. By supplying the following exhibit in ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS:
       The following financial statements, and Source of Funds
Statements are filed as part of this statement:
       Exhibit F-1         Opinion of counsel


                                       SIGNATURES
       Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned have duly caused this Post-Effective Amendment No. 3 to Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.
                                  AMERICAN ELECTRIC POWER COMPANY, INC.
                                  AEP GENERATING COMPANY
                                  APPALACHIAN POWER COMPANY
                                  COLUMBUS SOUTHERN POWER COMPANY
                                  INDIANA MICHIGAN POWER COMPANY
                                  KENTUCKY POWER COMPANY
                                  KINGSPORT POWER COMPANY
                                  OHIO POWER COMPANY
                                  WHEELING POWER COMPANY



                                  By:    /s/ A.A. Pena
                                               Treasurer

Dated:  April 30, 1998